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As filed with the Securities and Exchange Commission on July 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANDREW CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2092797 (I.R.S. Employer Identification No.)

10500 West 153rd Street
Orland Park, Illinois 60462
Telephone: (708) 349-3300
(Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

ALLEN TELECOM INC. EMPLOYEE BEFORE-TAX SAVINGS PLAN
ALLEN TELECOM INC. AMENDED AND RESTATED 1992 STOCK PLAN
ALLEN TELECOM INC. AMENDED AND RESTATED 1994
NON-EMPLOYEE DIRECTORS STOCK PLAN
(Full title of the plan)

Charles R. Nicholas
Vice Chairman of the Board of Directors and Chief Financial Officer
Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois 60462
Telephone: (708) 349-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dewey B. Crawford
Joseph H. Greenberg
Gardner Carton & Douglas LLC
191 N. Wacker Drive, Suite 3700
Chicago, Illinois 60606

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share, to be issued under the Allen Telecom Inc. Employee Before-Tax Savings Plan(3)	500,000	$10.11(4)	$5,055,000	$409

Common Stock, par value $0.01 per share, issuable pursuant to awards outstanding under the Allen Telecom Inc. Amended and Restated 1992 Stock Plan	196,171	$12.44(5)	$2,440,368	$198

Common Stock, par value $0.01 per share, issuable pursuant to awards outstanding under the Allen Telecom Inc. Amended and Restated 1994 Non-Employee Directors Plan	234,300	$9.40(6)	$2,202,420	$179

Total				$786

(1)
Includes associated common stock purchase rights ("Rights") to purchase one share of Common Stock for a price of $333.33, subject to adjustment. Rights initially are attached to and trade with the Common Stock. The value attributable to such Rights, if any, is reflected in the market value of the Common Stock.
(2)
Together with an indeterminable number of additional securities in order to adjust the number of securities reserved for issuance pursuant to the plan as the result of a stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to 17 C.F.R. § 230.416.
(3)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Allen Telecom Inc. Employee Before-Tax Savings Plan.
(4)
Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(c) based on the average of the high and low prices of Centiv, Inc. common stock as reported by the NASDAQ National Market on July 28, 2003.
(5)
Estimated in accordance with Rule 457(h), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the weighted average exercise price of $12.44 per share.
(6)
Estimated in accordance with Rule 457(h), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the weighted average exercise price of $9.40 per share.

ANDREW CORPORATION

REGISTRATION STATEMENT ON FORM S-8

PART II

Item 3. Incorporation of Documents by Reference.

        There are hereby incorporated by reference in to this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant and the Allen Telecom Inc. Employee-Before Tax Savings Plan (the "Savings Plan"):

  1.
  The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

  2.
  The Registrant's Quarterly Reports on Form 10-Q for the three months ended December 31, 2002 and March 31, 2003;

  3.
  The Registrant's Current Reports on Form 8-K, filed with the Commission on February 13, 2003, February 18, 2003, February 27, 2003, April 9, 2003, April 21, 2003, June 12, 2003, July 17, 2003 and July 21, 2003;

  4.
  The description of Registrant's Common Stock contained in Exhibit 99(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997; and

  5.
  The Savings Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2002.

        In addition, each document filed by the Registrant or the Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Attorneys at Gardner Carton & Douglas LLC, which is delivering the opinion filed as Exhibit 5.1 to this Registration Statement, beneficially owned 37,300 shares of the Company's Common Stock as of July 30, 2003.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") generally permits a Delaware corporation to indemnify officers, directors, employees or agents of the corporation if they are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The Registrant's Certificate of Incorporation provides that the Registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

        Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Index to Exhibits.

Exhibit Number	Description of Document
4.1	Restated Certificate of Incorporation of Registrant.
4.2	Bylaws of Registrant. Filed as Exhibit 3.1(ii) to Form 10-K for fiscal year ended September 30, 1994 and incorporated herein by reference. (SEC File No. 000-09514)
4.3
Shareholder Rights Agreement dated November 14, 1996 between Andrew Corporation and Harris Trust and Savings Bank, as Rights Agent, relating to Rights to purchase Common Stock under certain circumstances, incorporated herein by reference from the Registrant's Registration Statement on Form 8-A filed with the Commission on November 26, 1996.
4.4	Allen Telecom Inc. Employee Before-Tax Savings Plan.
4.5	Allen Telecom Inc. Amended and Restated 1992 Stock Plan.
4.6	Allen Telecom Inc. Amended and Restated 1994 Non-Employee Director Stock Plan.
5.1	Opinion of Gardner Carton & Douglas LLC regarding legality of securities.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Gardner Carton & Douglas LLC (included in exhibit 5.1).
24.1	Powers of Attorney.

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orland Park, State of Illinois, on this 31st day of July 2003.

ANDREW CORPORATION
By:	/s/ RALPH E. FAISON Ralph E. Faison President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 31st day of July 2003.

* Floyd L. English Chairman and Director	/s/ RALPH E. FAISON Ralph E. Faison President, Chief Executive Officer and Director
/s/ CHARLES R. NICHOLAS Charles R. Nicholas Vice Chairman and Chief Financial Officer Director	/s/ GREGORY F. MARUSZAK Gregory F. Maruszak Vice President, Finance and Administration and Chief Accounting Officer
* John G. Bollinger Director	* Thomas A. Donahoe Director
* Jere D. Fluno Director	* William O. Hunt Director
* Gerald A. Poch Director	* Glen O. Toney Director
* Dennis L. Whipple Director	* Philip Wm. Colburn Director
* Robert G. Paul Director	*/s/ CHARLES R. NICHOLAS Charles R. Nicholas, as attorney-in-fact pursuant to Power of Attorney attached as Exhibit 24.1

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Allen Telecom Inc. Employee Before-Tax Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orland Park, State of Illinois, on this 31st day of July 2003.

/s/ CHARLES R. NICHOLAS
By:	Charles R. Nicholas Andrew Corporation Vice Chairman of the Board of Directors and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Document
4.1	Restated Certificate of Incorporation of Registrant. Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 filed with the Commission on July 22, 2003 and incorporated herein by reference.
4.2	Bylaws of Registrant. Filed as Exhibit 3.1(ii) to Form 10-K for fiscal year ended September 30, 1994 and incorporated herein by reference. (SEC File No. 000-09514)
4.3
Shareholder Rights Agreement dated November 14, 1996 between Andrew Corporation and Harris Trust and Savings Bank, as Rights Agent, relating to Rights to purchase Common Stock under certain circumstances, incorporated herein by reference from the Registrant's Registration Statement on Form 8-A filed with the Commission on November 26, 1996.
4.4	Allen Telecom Inc. Employee Before-Tax Savings Plan.
4.5	Allen Telecom Inc. Amended and Restated 1992 Stock Plan.
4.6	Allen Telecom Inc. Amended and Restated 1994 Non-Employee Director Stock Plan.
5.1	Opinion of Gardner Carton & Douglas, LLP regarding legality of securities.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Gardner Carton & Douglas, LLP (included in exhibit 5.1).
24.1	Powers of Attorney.

E-1

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ANDREW CORPORATION REGISTRATION STATEMENT ON FORM S-8 PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Index to Exhibits.
  Item 9. Undertakings.
SIGNATURES
Index to Exhibits